As filed with the Securities and Exchange Commission on July 31, 2008

Registration No. 333–

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WPP GROUP PLC

(Exact name of registrant as specified in its charter)

ENGLAND AND WALES	98-0110868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27 FARM STREET

LONDON W1J 5RJ ENGLAND

011-44-20-7408-2204

(Address of principal executive offices)

WPP GROUP PLC RESTRICTED STOCK PLAN

WPP 2005 WORLDWIDE OWNERSHIP PLAN

(Full title of the plans)

ANDREA HARRIS, ESQ.

GROUP CHIEF COUNSEL

27 FARM STREET

LONDON W1J 5RJ ENGLAND

(Name and address of agent for service)

011-44-20-7408-2204

(Telephone number, including area code, of agent for service)

Copy to:

CURT C. MYERS, ESQ.

DAVIS & GILBERT LLP

1740 BROADWAY

NEW YORK, N.Y. 10019

(212) 468-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, nominal value 10p each, (2) issuable under, or issuable to the Registrant’s Depositary to support American Depositary Shares issuable under:
WPP Group plc Restricted Stock Plan	10,000,000	$9.202 (3)	$93,259,980	$3,665.12
WPP 2005 Worldwide Ownership Plan	10,000,000	$9.202 (3)	$93,259,980	$3,665.12
TOTAL	20,000,000			$7,330.24

(1)	Includes an indeterminate amount of additional Ordinary Shares that may be necessary to adjust the number of Ordinary Shares subject to issuance pursuant to the Plans set forth above, as a result of any future stock split, stock dividend or similar transaction with respect to Ordinary Shares.

(2)	American Depositary Shares of the Registrant (“ADS”), some of which may be evidenced by American Depositary Receipts issuable upon deposit of Ordinary Shares, nominal value 10p each, of the Registrant (“Ordinary Shares”), have been registered under a separate registration statement on Form F-6 (File No. 333-129170). Each ADS represents five Ordinary Shares.

(3)	Estimated solely for purposes of calculating the registration fee. Such estimate has been calculated pursuant to Rule 457(c) based on the average of the high and low prices of the Ordinary Shares as reported on The London Stock Exchange on July 29, 2008, translated into U.S. dollars using the Federal Reserve Bank’s Noon Buying Rate for pounds sterling of (pound) 1.00- $1.9805.

In accordance with the provisions of Rule 462 under the Securities Act, this registration statement will become effective upon filing with the Securities and Exchange Commission.

EXPLANATORY NOTE

References to the “Company” and the “Registrant” mean WPP Group plc, an English public limited company.

This Registration Statement registers an additional 20,000,000 Ordinary Shares, nominal value 10p each, for which a registration statement filed on this form relating to the same employee benefit plans is effective. Consequently, pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 filed by WPP Group plc (Registration No. 333-129640), are incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the instructions to Form S-8, this Registration Statement omits the information specified in Part I of Registrant’s Registration Statement on Form S-8.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 20-F for the year ended December 31, 2007.

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above.

(c)	Report on Form 6-K filed on July 29, 2008, which includes a description of the Registrant’s share capital and American Depositary Shares, representing the Registrant’s ordinary shares.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 135 of the Registrant’s Articles of Association provides:

As far as the legislation allows, the Company may:

(a)	indemnify any director of the Company (or an associated body corporate) against any liability;
(b)	indemnify a director of a company that is a trustee of an occupational pension scheme for employees (or former employees) of the Company (or of an associated body corporate) against liability incurred in connection with the Company’s activities as trustee of the scheme;
(c)	purchase and maintain insurance against any liability for any director referred to in (a) or (b) above;
(d)	provide any director referred to in (a) or (b) above with funds (whether by loan or otherwise) to meet expenditure incurred or to be incurred by him in defending any criminal, regulatory or civil proceeding or in connection with an application for relief (or to enable any such director to avoid incurring such expenditure); and

The powers given by this article will not limit any general power of the Company to grant indemnities, purchase and maintain insurance or provide funds (whether by way of loan or otherwise) to any person in connection with any legal or regulatory proceedings or applications for relief.

Sections 232-235 of the U.K. Companies Act 2006 provide as follows:

“232    Provisions protecting directors from liability

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a)	section 233 (provision of insurance),
(b)	section 234 (qualifying third party indemnity provision), or
(c)	section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233    Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234    Qualifying third party indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a)	any liability of the director to pay—
(i)	a fine imposed in criminal proceedings, or
(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b)	any liability incurred by the director—
(i)	in defending criminal proceedings in which he is convicted, or
(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or
(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—

(a)	a conviction, judgment or refusal of relief becomes final—
(i)	if not appealed against, at the end of the period for bringing an appeal, or
(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and
(b)	an appeal is disposed of—
(i)	if it is determined and the period for bringing any further appeal has ended, or
(ii)	if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—

•	section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or
•	section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235    Qualifying pension scheme indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a)	any liability of the director to pay—
(i)	a fine imposed in criminal proceedings, or
(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose—

(a)	a conviction becomes final—
(i)	if not appealed against, at the end of the period for bringing an appeal, or
(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and
(b)	an appeal is disposed of—
(i)	if it is determined and the period for bringing any further appeal has ended, or
(ii)	if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.”

Section 727 of the U.K. Companies Act 1985 (as amended) provides as follows:

“727    Power of Court to Grant Relief in Certain Cases:

(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect to the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

The Registrant maintains directors’ and officers’ insurance coverage that, subject to policy terms and limitations, will include coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay directors or officers of Registrant.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description
4.1	Memorandum and Articles of Association of WPP Group plc (incorporated herein by reference to Exhibits 1 and 2 of the Registrant’s Report on Form 6-K filed with the Securities and Exchange Commission on July 29, 2008 (File No. 000-16350)).

4.3	Deposit Agreement, dated as of October 27, 2005, among WPP 2005 plc, Citibank, N.A., as Depositary, and all holders and beneficial owners from time to time of American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit 3(a) of the Registrant’s Registration Statement on Form F-6 filed with the Securities and Exchange Commission on October 21, 2005 (File No. 333-129170)).

4.4	Form of American Depositary Receipt ((incorporated herein by reference to prospectus filed pursuant to Rule 424(b)(3) to the Registrant’s Registration Statement on Form F-6 filed with the Securities and Exchange Commission on October 27, 2005 (File No. 333-129170)).

5.1	Opinion of Allen & Overy LLP regarding validity of securities being registered.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Allen & Overy LLP (included in the opinion filed as Exhibit 5.1).

24	Powers of Attorney (included on signature page).*

*	Filed herewith.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and other information required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(6) For the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, to be a seller to the purchaser and to be considered to offer or sell such securities to such purchaser: (a) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424; (b) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; (c) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on its behalf; and (d) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, in the United Kingdom, on July 31, 2008.

WPP Group plc

/s/ Paul W.G. Richardson
By: Paul W.G. Richardson Title: Group Finance Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby severally constitutes and appoints Paul W. G. Richardson his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

Philip Lader	Chairman (non-executive) of the Board of Directors

/s/ Sir Martin Sorrell Sir Martin Sorrell	Group Chief Executive (Principal Executive Officer and Director)	July 31, 2008

/s/ Paul W.G. Richardson Paul W. G. Richardson	Group Finance Director (Principal Financial Officer and Director) and Authorized Representative in the United States	July 31, 2008

/s/ David Barker David Barker	Group Finance Controller (Controller)	July 31, 2008

/s/ Mark Read Mark Read	Executive Director	July 31, 2008

/s/ Colin Day Colin Day	Executive Director	July 31, 2008

/s/ Esther Dyson Esther Dyson	Non-Executive Director	July 31, 2008

/s/ Orit Gadiesh Orit Gadiesh	Non-Executive Director	July 31, 2008

/s/ David H. Komansky David H. Komansky	Non-Executive Director	July 31, 2008

/s/ Stanley W. Morten Stanley W. Morten	Non-Executive Director	July 31, 2008

Koichiro Naganuma	Non-Executive Director

Lubna Olayan	Non-Executive Director

/s/ John A. Quelch John A. Quelch	Non-Executive Director	July 31, 2008

/s/ Jeffrey A. Rosen Jeffrey A. Rosen	Non-Executive Director	July 31, 2008

Paul Spencer	Non-Executive Director

/s/ Timothy Shriver Timothy Shriver	Non-Executive Director	July 31, 2008

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Allen & Overy LLP regarding validity of securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Allen & Overy LLP (included in the opinion filed as Exhibit 5.1).

24	Powers of Attorney (included on signature page).